UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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☒	Definitive Proxy Statement

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Nine Energy Service, Inc.
(Name of Registrant as Specified in its Charter)
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NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2024

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Nine Energy Service, Inc. (the “Company,” “we” and “our”) will be held at 8:00 a.m., Central Time, on May 3, 2024, at 2001 Kirby Drive, Suite 200, Houston, Texas 77019, for the following purposes:

1.  To elect three Class III directors to serve until the Company’s 2027 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2.  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.  To approve, on an advisory basis, the compensation of our named executive officers (“say-on-pay”);

4.  To approve, on an advisory basis, the frequency of future say-on-pay advisory votes; and

5.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company (the “Board”) recommends you vote (i) “FOR” the election of each of the nominees named in the accompanying proxy statement to the Board, (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, (iii) “FOR” the approval, on an advisory basis, of the compensation of our named executive officers and (iv) “FOR” the option of “1 YEAR” as the preferred frequency for future say-on-pay advisory votes.

The Board has fixed March 6, 2024 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The Annual Meeting will begin promptly at 8:00 a.m., Central Time. Check-in will begin at 7:45 a.m., Central Time, and you should allow ample time for the check-in procedures.

Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible in advance of the Annual Meeting by one of the methods described in the accompanying proxy statement.

By Order of the Board of Directors

Ann G. Fox

President, Chief Executive Officer and Director

Houston, Texas

March 8, 2024

Important Notice Regarding the Availability of Proxy Materials for the Nine Energy Service, Inc. Stockholder Meeting to be Held on May 3, 2024:

The proxy materials, including our 2023 Annual Report, are available at https://investor.nineenergyservice.com.

i

PROXY STATEMENT

FOR

2024 ANNUAL MEETING OF STOCKHOLDERS

OF

NINE ENERGY SERVICE, INC.

To Be Held on May 3, 2024 at 8:00 a.m., Central Time

GENERAL INFORMATION

This proxy statement (this “Proxy Statement”) contains information related to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Nine Energy Service, Inc. (either individually or together with its subsidiaries, as the context requires, the “Company,” “Nine,” “we,” “us” and “our”).

On or about March 15, 2024, we will send you a Notice of Internet Availability of Proxy Materials, which will provide instructions on how to view our proxy materials over the Internet and, if desired, request a full set of printed materials by mail. The Securities and Exchange Commission (the “SEC”) permits companies to send such a notice instead of a full printed set of proxy materials. We believe this process expedites the delivery of proxy materials, ensures that proxy materials remain easily accessible to our stockholders, saves costs and reduces the environmental impact of the Annual Meeting.

Meeting Date and Location

The Annual Meeting will be held at 8:00 a.m., Central Time, on May 3, 2024, at our principal executive offices, located at 2001 Kirby Drive, Suite 200, Houston, Texas, 77019.

Cameras, recording devices and other electronic devices are prohibited at the meeting.

Outstanding Securities; Record Date

Only holders of record of our common stock, par value $0.01 per share, at the close of business on March 6, 2024, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 35,324,861 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting.

Proxy Voting

Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the recommendations of the Company’s Board of Directors (the “Board” or the “Board of Directors”) as follows: (i) “FOR” the election of each of the nominees named herein to the Board as a Class III director, (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, (iii) “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined in “Executive and Director Compensation”) as described in this Proxy Statement (“say-on-pay”) and (iv) “FOR” the option of “1 YEAR” as the preferred frequency for future say-on-pay advisory votes. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What Is the Purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will consider and vote upon the following matters:

•	Proposal 1: to elect three Class III directors to serve until the Company’s 2027 Annual Meeting of Stockholders and their respective successors are elected and qualified;

•	Proposal 2: to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024;

•	Proposal 3: to approve, on an advisory basis, the compensation of our Named Executive Officers; and

•	Proposal 4: To approve, on an advisory basis, the frequency of future say-on-pay advisory votes.

We will also consider and vote upon any other business that is properly presented at the Annual Meeting (or any adjournments or postponements thereof).

How Does the Board of Directors Recommend That I Vote?

The Board unanimously recommends that our stockholders vote:

•	Proposal 1: “FOR” the election of each of the nominees named herein to the Board as a Class III director;

•	Proposal 2: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

•	Proposal 3: “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in this Proxy Statement; and

•	Proposal 4: “FOR” the option of “1 YEAR” as the preferred frequency for future say-on-pay advisory votes.

Who Is Entitled to Vote at the Annual Meeting?

Only stockholders at the close of business on March 6, 2024, the record date, are entitled to attend the Annual Meeting in person. Seating is limited, and admission to the Annual Meeting will be on a first-come, first-served basis.

Stockholders of Record. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. If you own common stock directly in the Company as of the record date, your name will be on a list and you will be able to gain entry to the Annual Meeting with a government-issued photo identification, such as a driver’s license, state-issued ID card or passport.

Street Name Stockholders. If your shares are held in a stock brokerage account or through a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” (that is, shares held in the name of your broker, bank or other nominee) and your broker, bank or other nominee is considered the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtained a signed legal proxy from the stockholder of record giving you the right to vote the shares.

Entities. If you are the representative of an entity that owns common stock of the Company, you must present a government-issued photo identification, evidence that the entity has authorized you to act as its representative at the Annual Meeting and, if the entity is a street name stockholder, proof of the entity’s beneficial stock ownership as of the record date. Each entity that owns common stock of the Company may appoint only one representative to attend on its behalf.

Non-Stockholders. If you are not a stockholder of the Company and are not the representative of an entity that owns common stock of the Company, you will be entitled to admission only if you are a proxy holder attending in lieu of a stockholder of the Company. To gain entry, you must present a government-issued photo identification and either a valid proxy from a stockholder of record authorizing you to vote the stockholder’s shares or, if you are a proxy holder for a street name stockholder, a valid legal proxy from the record holder or the bank, broker or other nominee that holds shares on behalf of the street name stockholder and, if the legal proxy does not name you, proof that you are the street name stockholder’s valid proxy holder. Only one proxy holder may attend on behalf of a stockholder of the Company.

How Many Votes Can I Cast?

You are entitled to one vote for each share of our common stock you owned on the record date on each matter presented at the Annual Meeting.

How Do I Vote My Shares?

Stockholders of Record. If you are a stockholder of record, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•

By Internet. You may submit a proxy electronically on the Internet by following the instructions on the proxy card you received by mail. Please have the proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m., Eastern Time, the day before the Annual Meeting.

•

By Telephone. You may submit a proxy by telephone (from the U.S. and Canada only) by using the toll-free number listed on the proxy card you received by mail. Please have the proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m., Eastern Time, the day before the Annual Meeting.

•	By Mail. You may indicate your vote by completing, signing and dating the proxy card you received by mail and returning it to the Company in the enclosed reply envelope.

•

In Person. You may vote in person at the Annual Meeting by completing a ballot, which will be provided at the Annual Meeting. Please note that attending the Annual Meeting without completing a ballot will not count as a vote.

Street Name Stockholders. If your shares are held in “street name” (that is, in the name of your broker, bank or other nominee), you are considered the beneficial owner of shares held in “street name” (or the “street name stockholder”) and have the right to direct the stockholder of record how to vote by following one of the following methods:

•

By Internet, Telephone or Mail. You may vote by submitting your vote electronically on the Internet, by telephone or by mail if those options are made available to you by your broker, bank or other nominee in accordance with the instructions on the voting instruction form provided to you by your broker, bank or other nominee. Although most brokers, banks and other nominees offer these voting alternatives, availability and specific procedures vary.

•

In Person. You may vote in person at the Annual Meeting if you obtain a signed legal proxy from the stockholder of record of your shares giving you the right to vote the shares. Please refer to the voting instruction form or other information sent to you by the stockholder of record of your shares to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Can I Revoke My Proxy or Change My Vote?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy (via the Internet or telephone or by returning a proxy card) bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not automatically revoke your proxy unless you vote again during the Annual Meeting or specifically request that your prior proxy be revoked.

Street Name Stockholders. If your shares are held in “street name” and you wish to change any of your previously provided voting instructions, you must follow the procedures on the voting instruction form provided to you by your broker, bank or other nominee.

Will My Shares Be Voted if I Do Not Provide My Proxy or Voting Instructions?

Stockholders of Record. If you are a stockholder of record, your shares will not be voted if you do not provide a proxy (via the Internet or telephone or by signing and returning a proxy card). Proxy cards that are signed and returned, but do not include voting instructions, will be voted by the proxy holders as recommended by the Board of Directors.

Street Name Stockholders. If your shares are held in “street name” and you do not provide voting instructions to your broker, bank or other nominee in advance of the Annual Meeting, your shares may be voted under certain circumstances. New York Stock Exchange (“NYSE”) rules provide that the organization that holds your shares may generally vote on “routine” proposals, such as the ratification of the selection of the independent registered public accounting firm. Where a proposal is not “routine,” an organization that has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” The other proposals to be considered at the Annual Meeting, including the election of directors, are considered non-routine matters, and therefore brokers, banks and other nominees cannot exercise discretionary authority regarding those proposals for beneficial owners who have not returned instructions to them.

What Is a Quorum?

A majority of the issued and outstanding shares of our common stock entitled to vote, present in person or represented by proxy at the Annual Meeting, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions, withheld votes and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

What Vote Is Required to Elect Directors?

Directors are elected by a “plurality” voting standard, which means that the three nominees for director who receive the greatest number of votes cast at the Annual Meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. You may vote “for” or “withhold” authority to vote for each of the nominees for the Board. Because the three nominees for director who receive the greatest number of votes cast at the Annual Meeting will be elected as directors and because “withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, “withhold” votes and broker non-votes will not affect the outcome of the voting on director elections.

What Vote Is Required to Ratify the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024?

Approval of the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 requires the affirmative vote of the holders of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. You may vote “for” or “against” this proposal, or you may abstain from voting on this proposal. Abstentions will be counted as present in person or represented by proxy and entitled to vote and, thus, will have the same effect as votes against this proposal. We believe this proposal is a “routine” matter, and as a result, we do not expect there to be any broker non-votes for this proposal.

What Vote Is Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers?

Approval, on an advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of the holders of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. You may vote “for” or “against” this proposal, or you may abstain from voting on this proposal. Abstentions will be counted as present in person or represented by proxy and entitled to vote and, thus, will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the vote on this proposal. Although this advisory vote to approve the compensation of our Named Executive Officers is non-binding, the Nominating, Governance and Compensation Committee of the Board (the “Nominating, Governance and Compensation Committee”) will review and consider the voting results when making future decisions regarding our executive compensation program.

What Vote is Required to Approve, on an Advisory Basis, the Frequency of Future Say-on-Pay Advisory Votes?

You may vote for a frequency of every “one year,” “two years” or “three years” for future “say-on-pay” advisory votes, or you may abstain from voting on this proposal. The frequency receiving the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will be deemed to be the recommendation of our stockholders. If no frequency receives such majority support, the frequency that receives the most votes will be deemed to be the recommendation of our stockholders. Abstentions and broker non-votes will not be voted either for or against any frequency and, accordingly, will not affect the outcome. Although this advisory vote to approve the frequency of future “say-on-pay” advisory votes is non-binding, the Board and the Nominating, Governance and Compensation Committee will review and consider the voting results when making a determination concerning the frequency of future say-on-pay advisory votes.

Whom Should I Contact with Questions about the Proxy Materials or the Annual Meeting?

If you have any questions about the proxy materials or the Annual Meeting, please contact Nine Energy Service, Inc. at 2001 Kirby Drive, Suite 200, Houston, Texas 77019, Attn: Secretary or by email at Investors@nineenergyservice.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is currently comprised of eight members. Our directors are divided into three classes, designated as Class I, Class II and Class III, serving staggered three-year terms, with two members in Class I and three members in each of Class II and Class III. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.

Mark E. Baldwin, Ernie L. Danner and Ann G. Fox are assigned to Class III and are standing for election at the Annual Meeting. Curtis F. Harrell and Darryl K. Willis are assigned to Class I and will stand for election at our 2025 Annual Meeting of Stockholders, and Scott E. Schwinger, Gary L. Thomas and Andrew L. Waite are assigned to Class II and will stand for election at our 2026 Annual Meeting of Stockholders.

The Board, based on the recommendation of the Nominating, Governance and Compensation Committee, proposed that the following three nominees be elected as Class III directors at the Annual Meeting, each of whom if elected will hold office until our 2027 Annual Meeting of Stockholders and his or her successor shall have been elected and qualified, unless ended earlier due to his or her death, resignation or removal from office:

•	Mark E. Baldwin

•	Ernie L. Danner

•	Ann G. Fox

Each of the nominees is currently a director of the Company. In evaluating the nominees for the Board of Directors, the Board and the Nominating, Governance and Compensation Committee took into account the qualities they seek for directors, as discussed below under “Corporate Governance,” and the directors’ individual qualifications, skills, and background that enable the directors to effectively and productively contribute to the Board’s oversight of the Company. These individual qualifications and skills are included below in each nominee’s biography, which is contained in the “Directors and Executive Officers” section below.

Each of the nominees has indicated his or her willingness to continue to serve as a member of the Board, if re-elected. If, however, any of them should be unwilling or unable to serve (a contingency that the Board does not expect to occur), the Board may decrease the size of the Board or may designate substitute nominees, and the proxies will be voted in favor of any such substitute nominees.

Vote Required

Directors are elected by a “plurality” voting standard, which means that the three nominees for director who receive the greatest number of votes cast at the Annual Meeting will be elected as directors. You may vote “for” or “withhold” authority to vote for each of the nominees for the Board. Because the three nominees for director who receive the greatest number of votes cast at the Annual Meeting will be elected as directors and because “withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, “withhold” votes and broker non-votes will not affect the outcome of the voting on director elections.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE.

DIRECTORS AND EXECUTIVE OFFICERS

Immediately after the Annual Meeting, assuming our stockholders elect the nominees of the Board as set forth in “Proposal 1—Election of Directors” above, the executive officers of the Company and the Company’s Board will be the persons listed below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director Class	Independent
Ann G. Fox	47	President, Chief Executive Officer and Director	Class III	No
Ernie L. Danner	69	Chairman of the Board	Class III	Yes
Mark E. Baldwin(1)	70	Director	Class III	Yes
Curtis F. Harrell(1)(2)	60	Director	Class I	Yes
Scott E. Schwinger(2)	59	Director	Class II	Yes
Gary L. Thomas(1)(2)	74	Director	Class II	Yes
Andrew L. Waite	63	Director	Class II	Yes
Darryl K. Willis(1)(2)	54	Director	Class I	Yes
David Crombie	50	Executive Vice President and Chief Operating Officer
Guy Sirkes	38	Senior Vice President and Chief Financial Officer
Theodore R. Moore	46	Senior Vice President, General Counsel and Secretary

(1)  Member of the Audit Committee.

(2)  Member of the Nominating, Governance and Compensation Committee.

Ann G. Fox, President, Chief Executive Officer and Director (Class III). Ms. Fox has served as the President, Chief Executive Officer and Director of the Company since July 2015, and from February 2013 to July 2015, Ms. Fox served the Company as Chief Financial Officer and Vice President, Strategic Development. In addition, Ms. Fox served as the Interim Chief Financial Officer of the Company from September 2017 to December 2017 and previously served in such capacity from July 2015 through April 2017. From December 2008 to February 2013, Ms. Fox served in various positions with SCF Partners, a private equity firm specializing in investments in the energy services industry. Ms. Fox became a Managing Director of SCF Partners in December 2012. Prior to joining SCF Partners, Ms. Fox served in the United States Marine Corps. During her service, Ms. Fox worked with a small team embedded in the South of Iraq in order to ensure Iraqi Security Force combat operations were consistent with the application of US counterinsurgency tactics. Ms. Fox has also served as an Investment Banking Analyst for both Prudential Securities and Warburg Dillon Read in New York. Ms. Fox holds a Bachelor of Science in Diplomacy and Security in World Affairs from Georgetown University’s Walsh School of Foreign Service and an M.B.A. from the Harvard Business School. Ms. Fox also currently serves on the board of the Devon Energy Corporation, which she joined in June 2019, is a director at the American Petroleum Institute, is a member of Rice University’s Baker Institute for Public Policy, is a member of the National Petroleum Council and is on the board of trustees of Groton School. We believe that Ms. Fox’s leadership experience, industry experience and deep knowledge of our business and our customers make her well qualified to serve as a member of the Board of Directors.

Ernie L. Danner, Director (Class III) and Chairman of the Board. Mr. Danner has served as the Company’s Chairman of the Board since the consummation of the merger of Beckman Production Services, Inc. (“Beckman”) with and into the Company on February 28, 2017. In 2011, Mr. Danner joined Beckman, which, prior to its merger with and into the Company, operated as a well services company, where he served as the President, Chief Executive Officer and Chairman. Prior to that, from 1998 until October 2011, Mr. Danner was employed by Universal Compression Holdings, Inc., which became Exterran Holdings, Inc. following a merger with Hanover Compressor Company in August 2007. Mr. Danner joined Universal Compression Holdings in 1998 as its Chief Financial Officer and served in various positions of increasing responsibility, including as Chief Operating Officer from July 2006 through August 2007. From August 2007 to October 2011, Mr. Danner served as a director of Exterran Holdings and of Exterran GP, LLC, and beginning in July 2009, he also served as President and Chief Executive Officer of both companies. Mr. Danner currently serves as Chairman of both BCCK, Inc., an engineering and construction company in the processing industry, and Pipeline Plastics, LLC, a North American manufacturer of HDPE pipe. Mr. Danner served as a director at Copano Energy, L.L.C. from 2004 to 2013. Mr. Danner holds a Bachelor of Arts degree and a Master of Arts degree in Accounting from Rice University.

We believe that Mr. Danner’s extensive leadership, financial and operational experience in the energy industry, particularly with respect to his leadership involvement in Beckman, make him well qualified to serve as our Chairman of the Board.

Mark E. Baldwin, Director (Class III). Mr. Baldwin has served as a Director of the Company since May 10, 2013. Mr. Baldwin has been a Director of KBR, Inc. (NYSE: KBR), since October 3, 2014 and Director of TETRA Technologies, Inc. (NYSE: TTI), since January 16, 2014. He served as a Director of Seahawk Drilling, Inc. from 2009 to 2011. He served as the Chief Financial Officer and Executive Vice President of Dresser-Rand Group Inc. from 2007 to 2013 and as the Chief Financial Officer, Executive Vice President and Treasurer of Veritas DGC Inc. from 2004 to 2007. From 2003-2004 he was an Operating Partner of First Reserve Corporation. He served as the Chief Financial Officer and Executive Vice President of Nextiraone, LLC from 2001 to 2002. He served as Chairman of the Board of Pentacon, Inc. from November 1997 to 2001 and served as its Chief Executive Officer from September 1997 to 2001. From 1980 to 1997, he served in a variety of finance and operations positions with Keystone International Inc., including Treasurer, Chief Financial Officer and President of the Industrial Valves and Controls Group. For the three years ending in 1980, he served as an Accountant with a national accounting firm. Mr. Baldwin holds a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

We believe that Mr. Baldwin’s financial and operational experience with public companies and his extensive knowledge of the energy industry make him well qualified to serve as a member of the Board of Directors.

Curtis F. Harrell, Director (Class I). Mr. Harrell has served as a Director of the Company since the consummation of the merger of Beckman with and into the Company on February 28, 2017. Mr. Harrell currently serves as Chief Executive Officer of Citation Oil & Gas Corp., one of the largest privately-held independent oil & gas acquisition, development and production companies in the United States. Mr. Harrell joined Citation in 2002 where he took on the position of Executive Vice President and Chief Financial Officer. In 2004, Mr. Harrell was promoted to President, Chief Operating and Financial Officer and in 2008, Mr. Harrell was named President and Chief Executive Officer. He served as Executive Vice President and Chief Financial Officer of Brigham Exploration Company from 1998 to 2002. From 1996 to 1998, Mr. Harrell served as Executive Vice President and Partner at R. Chaney & Company, Inc., where he managed R. Chaney & Company, Inc.’s investment origination efforts in the U.S., focusing on investments in corporate equity securities of energy companies in the exploration and production and oilfield service industry segments. From 1994 to 1996, Mr. Harrell served as Director of Domestic Corporate Finance for Enron Capital & Trade Resources, Inc., where he was responsible for initiating and executing a variety of debt and equity financing transactions for independent exploration and production companies. Before Enron Capital & Trade Resources, Mr. Harrell spent eight years working in corporate finance and reservoir engineering positions for two public independent exploration and production companies, Kelley Oil & Gas Corporation and Pacific Enterprises Oil Company, Inc. He previously served as a Director of Beckman from 2014 to 2017, as a Director of Carlile Bancshares, Inc. from 2010 to 2017, as a Director of Brigham Exploration Co. from 1999 to 2003, and as a member of Yellowstone Academy Board of Directors, the premier school in Houston’s Historic Third Ward Community. Mr. Harrell has over twenty-eight years of experience in corporate finance and management. Mr. Harrell holds a B.S. in Petroleum Engineering from the University of Texas at Austin and M.B.A. from Southern Methodist University.

We believe that Mr. Harrell’s extensive experience as an executive officer of other oil and natural gas companies, and his strategic, operational and financial expertise in the oil and natural gas industry make him well qualified to serve as a member of the Board of Directors.

Scott E. Schwinger, Director (Class II). Mr. Schwinger was appointed as a Director of the Company on May 25, 2017. Mr. Schwinger is the President of McNair Interests. For the past 30 years, Mr. Schwinger has held positions with various companies previously owned, directly or indirectly, by Robert C. McNair, including President of Palmetto Partners Ltd. and RCM Financial Services, L.P., Senior Vice President and Chief Financial Officer for the Houston Texans, a National Football League franchise, and Vice President of Cogen Technologies. In April 2010, he was named President of The McNair Group (which became McNair Interests in 2018). In his role, he oversees the investment and management activities for the McNair group of companies which include portfolios of public and private equities, a private trust company, several foundations and various other operating companies. In the community, Mr. Schwinger serves as an advisory board member for The Make-A-Wish Foundation and enjoys serving his church. He is also a member of the World Presidents’ Organization. Mr. Schwinger received an M.B.A. from the University of Texas at Austin and a B.A. in mathematics from Vanderbilt University.

We believe that Mr. Schwinger’s broad experience as an executive officer and proven financial expertise make him well qualified to serve as a member of the Board of Directors.

Gary L. Thomas, Director (Class II). Mr. Thomas has served as a Director of the Company since March 15, 2013. Mr. Gary L. Thomas was President and Chief Operating Officer of EOG Resources, Inc. (NYSE: EOG), a petroleum and natural gas exploration company, until December 31, 2018 when he retired from that position. Mr. Thomas served as a Senior Executive Vice President of Operations at EOG Resources from February 2007 to September 2011. He served as Executive Vice President, Operations of EOG Resources from 2002 to 2007 and served as its Executive Vice President, North American Operations from 1998 to 2002. Prior to those positions, he served as Senior Vice President and General Manager of EOG’ s Midland Division. Mr. Thomas joined a predecessor of EOG Resources in July 1978. He holds a Petroleum Engineering degree from The University of Texas at Austin and a Master’s degree in Engineering Management from The University of Tulsa.

We believe that Mr. Thomas’ experience in the oil and gas industry, the perspective he brings as a result of his long tenure as an executive of a public company, and his valuable insight as a result of his long history as a customer for the oilfield services industry make him well qualified to serve as a member of the Board of Directors.

Andrew L. Waite, Director (Class II). Mr. Waite has served as a Director of the Company since February 28, 2013. He served as Chairman of the Company’s Board from February 2013 until the consummation of the merger of Beckman with and into the Company. Mr. Waite is Managing Partner of SCF GP LLC, the ultimate general partner of SCF-VII, L.P. and SCF-VII(A), L.P., and has been an officer of that company since October 1995. He was previously Vice President of Simmons & Company International, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and project management positions with the Royal Dutch/Shell Group, an integrated energy company. Mr. Waite currently serves on the board of directors of National Energy Services Reunited Corp. (NYSE: NESR), a position he has held since May 2018. Mr. Waite previously served on the board of directors of each of Forum Energy Technologies, Inc. (NYSE: FET), a provider of value added products and solutions to the oil, natural gas, industrial and renewable energy industries, from 2010 to March 2021; Atlantic Navigation Holdings (Singapore) Limited (SGX: 5UL), a provider of offshore marine services, from 2016 to 2018; Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from 2007 to 2009; Hornbeck Offshore Services, Inc., a provider of marine services to exploration and production oilfield service, offshore construction and military customers, from 2000 to 2006; and Oil States International, Inc. (NYSE: OIS), a diversified oilfield services and equipment company, from 1995 through 2006. Mr. Waite received an M.B.A. with High Distinction from the Harvard University Graduate School of Business Administration, an M.S. degree in Environmental Engineering Science from California Institute of Technology and a BSc degree with First Class Honours in Civil Engineering from England’s Loughborough University of Technology. We believe that Mr. Waite’s extensive public company experience in the energy sector, in particular in the oilfield services industry, and his experience in identifying strategic growth trends in the energy industry and evaluating potential transactions make him well qualified to serve as a member of the Board of Directors. Further, his service as a Managing Partner of the ultimate general partner of our largest stockholder provides a valuable perspective into its insights and interests.

Darryl K. Willis, Director (Class I). Darryl K. Willis was appointed to the Company’s Board on August 9, 2018. Mr. Willis has served as Corporate Vice President of the Energy Industry at Microsoft since September 2019, where he is Microsoft’s thought leader in the energy space and leads their go to market and solution approach to drive digital transformation with energy companies. Prior to joining Microsoft, Mr. Willis worked with Google Cloud where he served as Vice President of Oil, Gas and Energy. From January 2015 to December 2017, Mr. Willis served as President and Chief Executive Officer for BP p.l.c.’s (NYSE: BP) Angola division. BP is a British multinational oil and gas company. He also served as Senior Vice President and Deputy Head of Subsurface for BP from July 2012 to January 2017. Mr. Willis currently serves on the Board of Directors of Dril-Quip, Inc. (NYSE: DRQ). Mr. Willis holds a Bachelor of Science from Northwestern State University, a Master of Science in Management from the Stanford University Graduate School of Business and a Master of Science in Geology and Geophysics from the University of New Orleans.

Mr. Willis’ extensive technical expertise, leadership experience and impressive track record of leading businesses to growth with a focus on technology in the industry make him well qualified to serve as a member of the Board of Directors.

David Crombie, Executive Vice President and Chief Operating Officer. Mr. Crombie currently serves as Executive Vice President and Chief Operating Officer of the Company. Prior to serving in this position, Mr. Crombie served as President, Completion Solutions and as an Executive Vice President of the Company from February 2017 to January 2019. Mr. Crombie served as President, US Wireline and Cementing and was an Executive Vice President of the Company from December 2013 to February 2017. Mr. Crombie joined the Company from Crest Pumping Technologies, LLC, which he founded and guided to success as President. Before starting Crest, Mr. Crombie was Vice President of Operations and Sales for Pumpco Energy Services, a wholly-owned subsidiary of Complete Production Services (now part of Superior Energy Services) from 2000 to 2012. At Pumpco, he oversaw stimulation and cementing services in prolific, unconventional plays throughout the continental United States. Prior to Pumpco, Mr. Crombie was employed by Halliburton Energy Services from 1994 to 2000. Since 1994, Mr. Crombie has worked in both cementing and stimulation operations in the areas of domestic and international operations, including the Permian Basin, the Fort Worth Basin, Oklahoma, the Gulf of Mexico and Saudi Arabia.

Guy Sirkes, Senior Vice President and Chief Financial Officer. Mr. Sirkes has served as the Company’s Senior Vice President and Chief Financial Officer since he joined the Company in April 2020. Prior to this, Mr. Sirkes served as the Vice President of Strategic Development for Nine where he was responsible for the Company’s M&A, strategic development and financial planning and analysis. Prior to joining the Company, Mr. Sirkes was an Executive Director with J.P. Morgan’s Oil & Gas Investment Banking group, where he worked from July 2007 through March 2019, spending time in both Houston, Texas and Sydney, Australia. During his time at J.P. Morgan, Mr. Sirkes was instrumental in executing equity, debt and M&A transactions, including Nine’s initial public offering, acquisition of Magnum Energy Tools and senior notes offerings. Mr. Sirkes is a graduate of Rice University, where he holds a Bachelor of Arts Degree in Mathematical Economic Analysis.

Theodore R. Moore, Senior Vice President, General Counsel and Secretary. Mr. Moore has served as the Company’s Senior Vice President and General Counsel since he joined the Company in March 2017 and has served as the Company’s secretary since April 2019. Prior to joining the Company, Mr. Moore served as the Executive Vice President, General Counsel and Chief Risk Officer of C&J Energy Services, Inc., a provider of onshore well construction and intervention, well completion, well support and other complementary oilfield services and technologies, from March 2015 to June, 2016, Executive Vice President from October 2012 and Vice President, General Counsel and Corporate Secretary from February 2011. Prior to that time, Mr. Moore practiced corporate law at Vinson & Elkins L.L.P. from 2002 through January 2011. Mr. Moore represented public and private companies and investment banking firms in capital markets offerings, mergers and acquisitions and corporate governance matters, primarily in the oil and gas industry. Mr. Moore graduated magna cum laude from Tulane University with a B.A. in Political Economy and a J.D. from Tulane Law School.

Board Background and Diversity

The below table lists certain attributes about our directors’ background and diversity.

TENURE/AGE/GENDER
Years on the Board	8	7	11	7	7	11	11	5
Age	47	69	70	60	59	74	63	54
Gender	F	M	M	M	M	M	M	M
DIVERSITY
Racially/Ethnically Diverse								✓

CORPORATE GOVERNANCE

Board Leadership

The Board is responsible for oversight of the Company and management. The Chairman of the Board is selected by the Board and the current Chairman is Ernie L. Danner, who is a non-employee director. Mr. Danner presides at all meetings of the Board, including executive sessions of the non-employee directors, subject to extraordinary circumstances. The Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate. The offices of Chairman of the Board and Chief Executive Officer are currently separated. The positions of the Chairman of the Board and the Chief Executive Officer are not held by the same person and the Chairman of the Board is not an employee of the Company. The Board views this separation as a means to allow the Board to fulfill its role in risk oversight through a collaborative, yet independent, interaction with Company management.

Director Independence

As a public company, we are required to comply with the rules of the NYSE and are subject to the rules and regulations of the SEC, including Sarbanes-Oxley. The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. Additionally, each of the Audit Committee of the Board (the “Audit Committee”) and Nominating, Governance and Compensation Committee are required to be comprised solely of independent directors, as that term is defined by the applicable rules and regulations of the NYSE and SEC. Rather than adopting its own categorical standards, each year the Board assesses director independence on a case-by-case basis, in each case consistent with the applicable rules and regulations of the SEC and the NYSE. After reviewing all relationships each director may have directly and indirectly with the Company and its management, the Board has affirmatively determined that each of Messrs. Baldwin, Danner, Harrell, Schwinger, Thomas, Waite and Willis has no material relationships with the Company and, therefore, is “independent” as defined under the applicable NYSE rules and guidance. In addition, the Board previously determined that David C. Baldwin, who served on the Board until his resignation, which was effective as of August 3, 2023, had no material relationship with the Company and was “independent” as defined under the applicable NYSE rules and guidance. Ms. Fox, our President and Chief Executive Officer, is not considered to be “independent” because of her employment position with the Company. In addition, each of Messrs. Baldwin, Danner, Harrell, Thomas, Schwinger and Willis have been affirmatively determined by the Board to be independent under SEC rules and NYSE listing standards for the purposes of Audit Committee service. Moreover, each of Messrs. Baldwin, Danner, Harrell, Thomas, Schwinger, Waite and Willis have been affirmatively determined by the Board to be independent under SEC rules and NYSE listing standards for the purposes of Nominating, Governance and Compensation Committee service.

Risk Oversight

The Board believes that risk management is an integral part of setting and implementing our business strategy, which includes, among other things, identifying and assessing the risks and opportunities facing the Company. It is management’s responsibility to manage the Company’s risk exposure and potential impact of the many risks that are associated with our business and a primary function of the Board is to assist and oversee management in this effort. The Board, as a whole and also at the committee level, has oversight responsibility. The Board’s committees assist the Board in fulfilling its oversight responsibilities with respect to risks within its areas of responsibilities, as further discussed below. We believe the Board’s role in risk oversight is consistent with the Company’s leadership structure (as discussed under the heading “—Board Leadership”), with the CEO and other members of senior management having direct responsibility for risk management, and the remaining directors involved in providing oversight of management’s efforts to reduce, mitigate or eliminate the risks that we face.

The primary means by which the Board and its designated committees oversees our risk management structure and policies is through its regular communications with management and our internal audit department. In connection with the quarterly Board meetings, the full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The Chair of each of the Committees will discuss and review significant matters with management outside of the quarterly Board meetings as needed. When a Committee receives a separate report or the Chairman has separate discussions, the Committee Chairman may discuss that report with the full Board.

As part of its charter, the Audit Committee is responsible for reviewing and discussing our policies with respect to risk assessment and risk management generally, and also specifically with respect to financial reporting, internal controls and accounting matters, legal, tax and regulatory compliance and the internal audit function. The Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee on material risks facing the Company. Upon request, both the full Board and Audit Committee may receive reports from those executive officers who are deemed responsible for particular risks due to being in a position that makes them most likely to be able to impact the effects of such risks. The Audit Committee also oversees our internal audit department, which is responsible for monitoring the Company’s adherence to our significant corporate policies and internal controls.

The Nominating, Governance and Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation and benefits policies and programs. The Nominating, Governance and Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with corporate governance, Board organization, membership and structure and succession planning for our Chief Executive Officer and other members of senior management.

Oversight of Strategy

Oversight of the Company’s business strategy and strategic planning is a key responsibility of the Board. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its duties. The Board is committed to oversight of the Company’s business strategy and strategic planning, including work embedded in the Board committees, regular Board meetings and a dedicated meeting each year to focus on strategy. This ongoing effort enables the Board to focus on Company performance over the short, intermediate and long term, as well as the quality of operations. In addition to financial and operational performance, non-financial measures, including sustainability goals, are discussed regularly by the Board and Board committees.

While the Board and its committees oversee strategic planning, Company management is charged with executing the business strategy. To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders. The Board’s oversight and management’s execution of business strategy are viewed with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company.

ESG Strategy

In 2023, the Company conducted a Sustainability Priority Assessment to identify key ESG-related issues important to the Company’s external and internal stakeholders and impactful to the Company’s business. This assessment has and continues to inform the Company’s ESG-related priorities, initiatives, and efforts.

In 2023, the Company engaged three external consultants to improve ESG-related policies, practices, and disclosures; compile Nine’s Scope 1 and 2 emission inventories, identify key software platforms for maintaining our emission data collection, and identify emission reduction opportunities to be included in the Company’s emission strategy; and assess and compile disclosures about Nine’s climate-related risks and opportunities aligned with the Task Force on Climate-Related Financial Disclosures (TCFD) framework.

The Company also adopted a Human Rights Statement and formalized a Biodiversity Statement. In addition to maintaining robust FCPA, Export-Import Sanctions, Code of Conduct and related corporate governance policies, in 2023 the Nominating and Corporate Governance Committee amended its charter to include oversight of ESG-related risks, opportunities, and activities.

In 2024, the Board is focused on improving the Company’s performance and disclosure on key topics identified in the Sustainability Priority Assessment, including employee health and safety, waste and chemical management, water tracking and management, and emissions management.

The Board is also focused on implementing the Company’s emission reduction strategy identified in 2023, pursuant to the Company’s three-year plan to track and reduce emissions that commenced in 2022.

Board Meetings

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2023, there were seven meetings of the Board. All incumbent directors attended at least 75% of such aggregate meetings of the Board and any committees on which they served occurring during 2023. Directors are encouraged to attend the Company’s annual meetings of stockholders, and each director then-serving attended the Company’s 2023 Annual Meeting of Stockholders.

Board Committees

The Board has established two standing committees: the Audit Committee and the Nominating, Governance and Compensation Committee, each of which is comprised entirely of directors who meet the applicable independence requirements of the NYSE rules and SEC rules applicable to such committee membership. These Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current Committee membership information as well as meeting information for the last fiscal year.

Name	Audit Committee	Nominating, Governance and Compensation Committee

Mark E. Baldwin	X*

Curtis F. Harrell	X	X

Scott E. Schwinger		X*

Gary L. Thomas	X	X

Darryl K. Willis	X	X

Total Meetings in 2023	4	5

*	Committee Chair

The functions performed by, and the duties of, the Audit Committee and the Nominating, Governance and Compensation Committee, which are set forth in more detail in their charters, are summarized below. The charters of these Committee are posted on the Company’s website at www.nineenergyservice.com under the heading “Investors” and the subheading “Corporate Governance.”

Audit Committee

The Audit Committee, which is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Baldwin, Harrell, Thomas and Willis, each of whom the Board has affirmatively determined meets the independence standards under the SEC rules and the NYSE listing standards applicable to members of audit committees. The Board has also determined that Messrs. Baldwin, Harrell, Thomas and Willis are each financially literate, as required by the NYSE listing standards, and satisfy the definition of “audit committee financial expert,” as set forth in Item 407(d) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements.

Under the Audit Committee’s charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (1) the quality, integrity and reliability of the Company’s financial statements; (2) the Company’s compliance with legal, tax and regulatory requirements; (3) the Company’s compliance with the Company’s Corporate Code of Business Conduct and Ethics and Financial Code of Ethics; (4) qualifications, independence and performance of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report on the Company’s financial statements; (5) effectiveness and performance of the Company’s internal audit function; and (6) effectiveness and performance of the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics.

Nominating, Governance and Compensation Committee

The Nominating, Governance and Compensation Committee consists of Messrs. Schwinger, Harrell, Thomas and Willis, each of whom the Board has affirmatively determined is independent under SEC Rules and NYSE listing standards.

This Committee identifies, evaluates and recommends qualified nominees to serve on the Board; develops and oversees our internal corporate governance processes; and maintains a management succession plan. This Committee also oversees the process by which salaries, incentives and other forms of compensation for officers and other employees are established and administers our incentive compensation plan.

The Nominating, Governance and Compensation Committee has the authority to engage a compensation consultant at any time if it determines that it would be appropriate to consider the recommendations of an independent outside source. During 2023, the Nominating, Governance and Compensation Committee chose to engage Compensation Advisory Partners, an independent compensation consultant. CAP reviewed both our executive compensation program and our non-executive director compensation program for 2023 and produced year-end compensation reports for the Nominating, Governance and Compensation Committee in the second quarter of 2023. These reports were utilized by the Nominating, Governance and Compensation Committee when making certain salary, incentive and year-end compensation decisions for the executives and the non-executive directors for 2023.

The Nominating, Governance and Compensation Committee has the authority to delegate to its Chair, any one of its members, or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. No executive officer except the Chief Executive Officer is present for or has input into the Nominating, Governance and Compensation Committee’s decisions regarding specific compensation awarded to members of executive management.

Director Nominations

The Nominating, Governance and Compensation Committee considers candidates for director who are recommended by its members, by other Board members, by stockholders, and by management. To assist it in identifying director candidates, the Nominating, Governance and Compensation Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of potential candidates.

Director Tenure and Composition

The Board does not have a mandatory retirement age or term limits for directors. We believe our stockholders benefit from continuity of directors. To ensure the Board continues to generate new ideas and operate effectively, the Nominating, Governance and Compensation Committee discusses individual Board member performance and takes steps as necessary regarding continuing director tenure. The Nominating, Governance and Compensation Committee considers each director’s age and length of tenure when considering Board composition and seeks to maintain a balance of experience and continuity, along with fresh perspectives.

Among the qualifications and skills of a candidate considered important by the Nominating, Governance and Compensation Committee are:

•	personal and professional integrity, including commitment to the Company’s core values;

•	relevant skills and experience;

•	independence under applicable standards;

•	business judgment;

•	service on boards of directors of other companies;

•	openness and ability to work as part of a team;

•	willingness to commit the required time to serve as a Board member; and

•	familiarity with the Company and its industry.

While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating, Governance and Compensation Committee considers diversity in the context of the Board’s composition as a whole, taking into account personal characteristics and experiences of current and prospective directors in order to facilitate Board deliberations that reflect an appropriate range of perspective. The Board believes that its current composition reflects the effectiveness of this approach. When evaluating re-nomination of existing directors, the Nominating, Governance and Compensation Committee also considers the nominees’ past Board and committee meeting attendance and performance, length of Board service and their independence under the applicable standards. The Nominating, Governance and Compensation Committee believes that each of the director nominees for the Annual Meeting possesses these attributes.

The Nominating, Governance and Compensation Committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. Stockholders wishing to submit recommendations for director candidates for consideration by the Nominating, Governance and Compensation Committee must provide the following information in writing to the attention of the Secretary of the Company by certified or registered mail:

•	the name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	any other information the stockholder may deem relevant to the Nominating, Governance and Compensation Committee’s evaluation.

To be considered by the Nominating, Governance and Compensation Committee for the Company’s 2025 Annual Meeting of Stockholders, a director candidate recommendation must be received by the Secretary of the Company within the time period set forth in “Proposals of Stockholders.”

Corporate Governance Documents

Please visit our investor relations website at https://investor.nineenergyservice.com, “Corporate Governance,” for additional information on our corporate governance, including:

•	our Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws (our “Bylaws”);

•

our Corporate Governance Guidelines, which includes policies on stockholder communications with the Board, director qualification standards and responsibilities, meetings of the Board, director attendance at our annual meetings, management evaluation and succession planning;

•	our Corporate Code of Business Conduct and Ethics, our Financial Code of Ethics and our Clawback Policy; and

•	the charters approved by the Board for the Audit Committee and the Nominating, Governance and Compensation Committee.

Communications with the Board

The Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to the Board, any committee of the Board, the Chairman of the Board or to any director in particular, by writing to:

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, Texas 77019

Attn: General Counsel

Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication.

Our General Counsel will review each communication received from stockholders and other interested parties and will forward the communications, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication and (2) the communication falls within the scope of matters generally considered by the Board.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

Under the rules and regulations of the SEC and NYSE, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. In addition, the Audit Committee oversees the work of our independent registered public accounting firm, considers the independence of such accounting firm and participates in the selection of such firm’s lead engagement partner. The Audit Committee has appointed and, as a matter of good corporate governance, is requesting ratification by our stockholders of the appointment of, PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Audit Committee considered a number of factors in determining whether to re-engage PwC as the Company’s independent registered public accounting firm, including the length of time the firm has served in this role, the firm’s professional qualifications and resources, the firm’s past performance, and the firm’s capabilities in handling the breadth and complexity of our business, as well as the potential impact of changing independent auditors. PwC has served as our or our predecessor’s independent registered public accounting firm since 2011.

The Board of Directors and the Audit Committee believe that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. If our stockholders do not ratify the selection of PwC, the Audit Committee may reconsider its selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2024, but the Audit Committee may also elect to retain PwC. In addition, if our stockholders ratify the selection of PwC as independent registered public accounting firm, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select PwC or another registered public accounting firm as our independent auditors.

Representatives of PwC are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit and Other Fees

The table below sets forth the aggregate fees billed by PwC, the Company’s independent registered public accounting firm, for the last two fiscal years (in millions):

	2023	2022
Audit Fees(1)	$2.2	$1.6
Audit-Related Fees	—	—
Tax Fees	0.1	0.1
All Other Fees	—	—

Total Fees	$2.3	$1.7

(1)

Audit Fees consist of the aggregate fees billed for professional services rendered for audit procedures performed with regard to the Company’s annual consolidated financial statements, including reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

The Audit Committee or Chairman of the Audit Committee, as applicable, approved or pre-approved 100% of the services described in the table set forth above for the years ended December 31, 2023 and 2022. The Audit Committee has adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. In determining whether to pre-approve a service to be performed by the Company’s independent auditors, the Audit Committee or Chairman of the Audit Committee, as applicable, considers whether such service is consistent with applicable SEC and Public Company Accounting Oversight Board (“PCAOB”) rules and guidance with respect to auditor independence.

Vote Required

Approval of this Proposal 2 requires the affirmative vote of the holders of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. You may vote “for” or “against” this proposal, or you may abstain from voting on this proposal. Abstentions will have the same effect as votes against this proposal. We believe this proposal is a “routine” matter, and as a result, we do not expect there to be any broker non-votes for this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to express their views on the compensation of our Named Executive Officers by casting a non-binding advisory vote on a resolution to approve the compensation of our Named Executive Officers as disclosed in “Executive and Director Compensation.” This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of our Named Executive Officers as disclosed in this Proxy Statement.

We believe that our executive compensation program is effective and aligned with the long-term interests of our stockholders and that the total compensation packages provided to our Named Executive Officers are reasonable in the aggregate. Accordingly, the Board invites you to review carefully the “Executive and Director Compensation” section of this Proxy Statement and cast a vote in favor of the compensation paid to our Named Executive Officers, as disclosed in such section, and adopt the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K.”

The Board recognizes that executive compensation is an important matter for stockholders and values the opinions of our stockholders. As such, while this vote on the compensation of our Named Executive Officers is non-binding and solely advisory in nature, the Board and the Nominating, Governance and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Currently, we expect the next “say-on-pay” advisory vote will occur at our 2025 Annual Meeting of Stockholders.

Vote Required

Approval, on an advisory basis, of this Proposal 3 requires the affirmative vote of the holders of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for” or “against” this proposal, or you may abstain from voting on this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the vote on this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 4 — ADVISORY VOTE TO APPROVE THE FREQUENCY OF

FUTURE SAY-ON-PAY ADVISORY VOTES

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to express their views on how frequently we should seek say-on-pay advisory votes, such as Proposal 3 included in this Proxy Statement. By voting on this Proposal 4, our stockholders may indicate whether future say-on-pay advisory votes should occur every year, every two years or every three years. Stockholders may also abstain. This non-binding, advisory vote is commonly referred to as a “say-on-frequency” vote.

The Board recognizes the importance of receiving regular input from the Company’s stockholders on important issues such as the Company’s executive compensation program and recommends a say-on-pay advisory vote be held every year. In particular, because the Company makes its compensation decisions on an annual basis, the Board believes that our stockholders should have an annual opportunity to provide advisory approval of these decisions. The Board also believes that an annual frequency vote provides the highest level of accountability and direct communication with our stockholders. Additionally, the Board is aware that many influential commentators in the area of corporate governance recommend that a say-on-pay advisory vote be held every year.

The Board will take the results of the vote on this Proposal 4 into account when deciding when to hold the next say-on-pay advisory vote. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold say-on-pay advisory votes more or less frequently than the option receiving the highest number of votes.

Vote Required

You may vote for a frequency of every “one year,” “two years” or “three years” for future “say-on-pay” advisory votes, or you may abstain from voting on this proposal. The frequency receiving the affirmative vote of the holders of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will be deemed to be the recommendation of our stockholders. If no frequency receives such majority support, the frequency that receives the most votes will be deemed to be the recommendation of our stockholders. Abstentions and broker non-votes will not be voted either for or against any frequency and, accordingly, will not affect the outcome of the vote on this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS FOR A FREQUENCY OF

“ONE YEAR” FOR FUTURE SAY-ON-PAY ADVISORY VOTES.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference.

In connection with the preparation of the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023:

•	The Audit Committee reviewed and discussed the audited financial statements with management.

•	The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable regulations promulgated by the PCAOB and the SEC.

•

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm’s independence with the independent registered public accounting firm.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

The Audit Committee of the Board of Directors

Mark E. Baldwin

Curtis F. Harrell

Gary L. Thomas

Darryl K. Willis

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 6, 2024 (except as otherwise indicated) by (i) each of our Named Executive Officers, (ii) each of our directors (including our nominees), (iii) all of our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our outstanding common stock (a “5% Stockholder”). Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
5% Stockholders:
SCF(2)	9,086,884	25.7%
Tontine Asset Associates, LLC, Tontine Capital Overseas Master Fund II, L.P. and Jeffrey L. Gendell(3)	3,313,322	9.4%
Warren Lynn Frazier(4)	2,851,249	8.1%
Howard E. Cox Jr.(5)	2,006,253	5.7%
Directors and Named Executive Officers:
Ann G. Fox	924,296	2.6%
David Crombie	218,697	*
Theodore R. Moore	123,742	*
Guy Sirkes	134,627	*
Mark E. Baldwin	56,697	*
Ernie L. Danner and Autumn Plecher, LP	204,911	*
Curtis F. Harrell and Harrell Ventures	89,995	*
Scott E. Schwinger	49,030	*
Gary L. Thomas	77,042	*
Andrew L. Waite	36,942	*
Darryl K. Willis	25,332	*
All directors and executive officers as a group (11 persons)	1,941,311	5.5%

*	Less than 1%.

(1)

Based upon an aggregate of 35,324,861 shares outstanding as of March 6, 2024. For each stockholder, in accordance with Rule 13d-3 promulgated under the Exchange Act, this percentage is determined by assuming the named stockholder exercises all options and other instruments pursuant to which the stockholder has the right to acquire shares of our common stock within 60 days of March 6, 2024, but that no other person exercises any options or other purchase rights (except with respect to the calculation of the beneficial ownership of all directors and executive officers as a group, for which the percentage assumes that all directors and executive officers exercise all such options or other purchase rights).

(2)

The board of directors of SCF GP LLC (“SCF GP”), the ultimate general partner of SCF-VII, L.P. and SCF-VII(A), L.P. (collectively, “SCF”), has voting and investment control over the securities owned by SCF. The board of directors of SCF GP consists of David C. Baldwin, Anthony F. DeLuca, L.E. Simmons and Andrew L. Waite. Because SCF-VII, L.P. and SCF-VII(A), L.P. are controlled by SCF GP, these entities may be considered to be a group for purposes of Section 13(d)(3) under the Exchange Act. As a group, SCF beneficially owns 9,086,884 shares of our common stock in the aggregate. This beneficial ownership includes 7,528,550 shares of our common stock held by SCF-VII, L.P. and 1,558,334 shares of our common stock held by SCF-VII(A), L.P. The address for SCF-VII, L.P. and SCF-VII(A), L.P. is 600 Travis Street, Suite 6600, Houston, Texas 77002.

(3)

Based on a Schedule 13G/A filed with the SEC on February 13, 2024, as of December 31, 2023, (i) Tontine Asset Associates, LLC (“TAA”) and Tontine Capital Overseas Master Fund II, L.P. (“TCOM II”) have shared voting and dispositive power over 2,477,510 shares of our common stock, and Jeffrey L. Gendell has shared voting and dispositive power over 3,313,322 shares of our common stock (including the shares reported as beneficially owned by TAA and TCOM II). The address of each of TAA, TCOM II and Mr. Gendell is 1 Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830-7251.

(4)

Based on a Form 4 filed with the SEC on April 28, 2023, as of April 26, 2023, Warren Lynn Frazier has sole voting and dispositive power over 2,851,249 shares of our common stock. The address of Warren Lynn Frazier is 807 North Upper Broadway, Suite 300, Corpus Christi, Texas 78401.

(5)

Based on a Schedule 13G filed with the SEC on January 31, 2022, as of January 27, 2022, Howard E. Cox Jr. has sole voting and dispositive power over 2,006,253 shares of our common stock. The address for Howard E. Cox Jr. is 330 Island Rd, Palm Beach, Florida 33480.

EXECUTIVE AND DIRECTOR COMPENSATION

The tables and narrative disclosure below provide compensation disclosure that satisfies the requirements applicable to smaller reporting companies, as defined in Regulation S-K promulgated under the Securities Act. As a smaller reporting company, we are required to provide a Summary Compensation Table, an Outstanding Equity Awards at Fiscal Year End Table, a Director Compensation Table and limited narrative disclosures.

Overview

In this section, we provide disclosure relating to the compensation of our Named Executive Officers during 2023. The tables and narrative disclosure below provide compensation information for the following executive officers (collectively, our “Named Executive Officers”):

•	Ann G. Fox, President and Chief Executive Officer

•	David Crombie, Executive Vice President and Chief Operating Officer

•	Guy Sirkes, Senior Vice President and Chief Financial Officer

•	Theodore R. Moore, Senior Vice President, General Counsel and Secretary

The compensation of our Named Executive Officers consists of a base salary, annual cash bonus opportunities, long-term incentive compensation in the form of equity awards and other benefits, as described below. Our Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances in accordance with the terms of their employment agreements.

Role of Compensation Consultants in 2023 Compensation Decisions

The Nominating, Governance and Compensation Committee, in overseeing the compensation of our non-employee directors and our executive compensation program, employs several analytic tools and considers information from multiple resources. Subject to Board approval in certain circumstances, the Nominating, Governance and Compensation Committee has the sole authority to make final decisions with respect to our executive compensation program, and the Nominating, Governance and Compensation Committee is not obligated to utilize the input of other parties.

The Nominating, Governance and Compensation Committee has the authority to engage a compensation consultant at any time if the Nominating, Governance and Compensation Committee determines that it would be appropriate to consider the recommendations of an independent, outside source. During 2023, the Nominating, Governance and Compensation Committee continued its engagement of Compensation Advisory Partners (“CAP”), an independent compensation consultant. CAP reviewed both our executive compensation program and our non-executive director compensation program for 2023 and produced compensation reports for the Nominating, Governance and Compensation Committee over the course of 2023. These reports were utilized by the Nominating, Governance and Compensation Committee when making certain compensation decisions for the executives and the non-executive directors for 2023.

CAP also provided the Nominating, Governance and Compensation Committee with recommendations and advice during the process of selecting an appropriate peer group for 2023 compensation purposes. The Nominating, Governance and Compensation Committee informed CAP that its general criteria for selecting a peer group consisted of:

•	companies that are direct competitors for the same space, products and/or services;

•	companies that compete with us for the same executive talent;

•	companies in a similar Standard Industrial Classification (SIC) code or industry sector;

•	companies that are generally subject to the same market conditions (or, more specifically, oilfield services companies); and

•	companies that are tracked similarly or that are considered comparable investments by outside analysts.

In May 2023, the Nominating, Governance and Compensation Committee and CAP determined that an appropriate peer group should consist of the following 14 peer companies that are most statistically related to us with a similar revenue size:

•	Cactus, Inc.

•	Forum Energy Technologies, Inc.

•	Helix Energy Solutions Group, Inc.

•	Independence Contract Drilling, Inc.

•	Liberty Energy, Inc.

•	NCS Multistage Holdings, Inc.

•	Newpark Resources, Inc.

•	NexTier Oilfield Solutions, Inc.

•	Oil States International

•	ProPetro Holding Corp.

•	RPC, Inc.

•	Select Water Solutions, Inc.

•	Solaris Oilfield Infrastructure

•	TETRA Technologies, Inc.

The above peer group is used by the Nominating, Governance and Compensation Committee for purposes of making decisions regarding base salaries, bonus targets and metrics and long-term incentive award benchmarking.

Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our senior executives, including our Named Executive Officers, and all non-employee directors of the Company. The stock ownership guidelines are intended to encourage significant ownership of the Company’s common stock by the individuals covered by the policy and to align the personal interests of such covered persons with the interests of our stockholders.

Our stock ownership guidelines, as originally adopted on March 6, 2019, required that our senior executives and non-employee directors own a minimum number of shares of the Company’s common stock, based on a multiple of his or her base salary or cash retainer alone. On January 12, 2024, after a review of the guidelines with CAP to ensure competitiveness, particularly in light of the extreme volatility in the Company’s common stock price, the Board amended our stock ownership guidelines to include fixed share alternatives, as set forth in the table below and with the fixed number of shares generally determined by multiplying the person’s base salary or cash retainer by the applicable multiple and dividing by the last reported sale price of the Company’s common stock on the NYSE on March 6, 2019 (the date on which the guidelines were originally adopted).

Required Ownership:	Chief Executive Officer:	Lesser of 5 times annual base salary* and 140,050 shares
	Executive Vice Presidents:	Lesser of 3 times annual base salary* and 61,225 shares
	Senior Vice Presidents:	Lesser of 2 times annual base salary* and 32,800 shares
	Non-Employee Directors:	Lesser of 3 times annual cash retainer* and 9,000 shares
* Based on the last reported sale price of the Company’s common stock on the NYSE on the last day prior to the first trading day of each calendar year. Compliance with our stock ownership guidelines is reviewed annually, and the minimum shares expected to be held by each covered person is calculated on the first trading day of each calendar year.
Time to Meet Ownership Requirement:	Five years from the date appointed or elected to a participating position for any such appointment or election after January 12, 2024.
Restrictions on the Transfer of Shares Prior to Meeting Ownership Requirements:

Covered persons are prohibited from selling or otherwise transferring any of our common stock unless at the time of such sale or other transfer (and on a pro forma basis after giving effect to such sale or transfer), such covered person holds qualifying shares with an aggregate value or number that is at least equal to the requirements set forth above, subject to certain exceptions set forth in the stock ownership guidelines.

Common Stock that Counts Towards Requirement:

Generally, the following shares of common stock count towards the applicable ownership requirement: (i) shares owned directly (or beneficially by a family member or trust), (ii) shares subject to vested stock options or performance-based equity awards and (iii) shares subject to vested or unvested time-based restricted shares or restricted stock units.

Compliance with our stock ownership guidelines is reviewed annually. Taking into account the applicable time to meet the above ownership requirements, the minimum number of qualifying shares of our common stock held by each covered person will generally be calculated on the first trading day of the applicable calendar year based on the closing price of our common stock on the preceding trading day.

Clawback Policy

We have adopted a clawback policy effective as of November 3, 2023 that complies with the NYSE’s new clawback rules promulgated under Section 10D of the Exchange Act and the rules promulgated thereunder. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement, the clawback policy requires that covered executives must reimburse the Company, or forfeit, any excess incentive-based compensation received by such covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Executives covered by the clawback policy are current and former executive officers, as determined by the Nominating, Governance and Compensation Committee in accordance with Section 10D of the Exchange Act and the NYSE listing standards. Incentive-based compensation subject to the clawback policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results. The clawback policy will only apply to incentive-based compensation received on or after October 2, 2023.

Summary Compensation Table

The following table summarizes the compensation paid to our Named Executive Officers for the fiscal years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ann G. Fox	2023	700,000	446,121	2,202,739	13,200	3,362,060
President and Chief Executive Officer	2022	689,423	361,200	971,636	—	2,022,259
David Crombie	2023	510,000	299,403	1,239,188	35,259	2,083,850
Executive Vice President and Chief Operating Officer	2022	502,596	242,480	602,066	28,105	1,375,247
Guy Sirkes	2023	428,462	168,831	957,991	13,200	1,568,484
Senior Vice President and Chief Financial Officer	2022	403,654	136,780	455,120	—	995,554
Theodore R. Moore	2023	410,000	165,672	952,065	13,200	1,540,937
Senior Vice President, General Counsel and Secretary	2022	403,654	134,260	455,120	—	993,034

(1)

The amounts reflected in the “Stock Awards” column represent the grant date fair value of restricted stock awards granted to our Named Executive Officers pursuant to the Nine Energy Service, Inc. 2011 Stock Incentive Plan, as amended and restated effective February 28, 2017, as further amended effective March 5, 2021 and as further amended effective March 6, 2023 (the “Stock Plan”). These amounts include restricted stock awards granted to our Named Executive Officers on May 9, 2023 pursuant to the Stock Plan. The amounts shown in this column were computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. See Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for additional detail regarding assumptions underlying the value of these awards.

(2)

The amounts reflected in the “Non-Equity Incentive Plan Compensation” column include the amounts earned in 2023 under our quarterly cash incentive bonus program based on the achievement of certain financial performance goals, as determined by the Nominating, Governance and Compensation Committee. Please see “Narrative Disclosure to Summary Compensation Table—Quarterly Cash Incentive Bonus Program” below for more information regarding the quarterly cash incentive bonus program. The amounts in this column also include payment that was made on February 24, 2023 related to cash awards that were granted to each Named Executive Officer on March 22, 2022, and which vested upon the Nominating, Governance and Compensation Committee’s certification of the level of achievement of certain performance goals tied to a capital raise or refinancing transaction, subject to the continued service of each Named Executive Officer through the date of such certification (the “Transaction Bonuses”). Please see “Narrative Disclosure to Summary Compensation Table—Stock Plan—Transaction Bonuses” below for more information regarding the payouts related to the Transaction Bonuses. The amounts in this column also include payments related to the first tranche of the performance-based cash award, which represents approximately one-third of the total award, that was granted to each of our Named Executive Officers on May 3, 2022, and which vested at 200% of target for the performance period commencing on May 1, 2022 and ending on April 30, 2023, and was paid to each Named Executive Officers on May 3, 2023 (the “2022 Tranche I Performance Cash Awards”). Please see “Narrative Disclosure to Summary Compensation Table—Stock Plan—2022 Performance Cash Awards” below for more information regarding the 2022 Tranche I Performance Cash Awards.

(3)

The amount reflected in the “All Other Compensation” column for each NEO includes a 401(k) employer match. For Mr. Crombie, the “All Other Compensation” column also includes costs for the Company to lease a vehicle for use by Mr. Crombie.

Narrative Disclosure to Summary Compensation Table

Base Salary

Ms. Fox’s and Messrs. Crombie, and Moore’s annualized base salaries for the 2023 fiscal year were $700,000, $510,000 and $410,000, respectively. Mr. Sirkes’s annualized base salary for 2023 was $410,000 at the beginning of 2023 and then increased to $440,000 effective May 7, 2023.

Please see “Narrative Disclosure to Summary Compensation Table—Employment Agreements” below for more information regarding our Named Executive Officers’ Employment Agreements. Also, please see the section entitled “Additional Narrative Disclosure—Potential Payments upon Termination or Change In Control”

below for more details regarding the severance benefits provided to our Named Executive Officers under the Employment Agreements.

Quarterly Cash Incentive Bonus Program

We maintain a quarterly cash incentive bonus program, pursuant to which our Named Executive Officers are eligible to receive performance-based bonuses based on achievement with respect to certain financial performance targets and potential cash bonuses determined by the Nominating, Governance and Compensation Committee.

Performance goals and related targets for the first, second, third and fourth quarters of 2023, each based on Adjusted EBITDA targets by service line and certain safety metrics, were established on January 23, 2023, April 6, 2023, July 7, 2023, and October 13, 2023, respectively. On May 1, 2023, it was determined that the relevant performance goals for the first quarter of 2023 were achieved at varying levels by service line. On July 28, 2023, it was determined that the relevant performance goals for the second quarter of 2023 were achieved at varying levels by service line. On October 13, 2023, it was determined that the relevant performance goals for the third quarter of 2023 were achieved at varying levels by service line. On January 12, 2024, it was determined that the relevant performance goals for the fourth quarter of 2023 were not achieved for our Named Executive Officers.

As a result, the Nominating, Governance and Compensation Committee approved the payment of three quarterly bonuses for 2023, under the quarterly cash incentive bonus program for each of the Company’s executive officers and certain other employees. The aggregate quarterly bonus payments to our Named Executive Officers consisted of the following amounts for 2023:

Named Executive Officer	Total Quarterly Bonus Amount
Ann G. Fox	$292,059
David Crombie	$180,869
Guy Sirkes	$142,776
Theodore R. Moore	$136,850

Employment Agreements

All of our Named Executive Officers have entered into employment agreements with the Company and the Employer. Ms. Fox entered into an amended and restated employment agreement on August 28, 2018, and Messrs. Crombie and Moore entered into amended and restated employment agreements on November 20, 2018. Mr. Sirkes entered into an employment agreement on March 31, 2020 in connection with his promotion to our Senior Vice President and Chief Financial Officer. We refer to the employment agreements herein collectively as the “Employment Agreements.”

The Employment Agreements provide for a three-year initial term with automatic renewals for additional one-year periods unless either the applicable Named Executive Officer or the Employer gives written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

The Employment Agreements provide for initial annualized base salaries and initial annual bonus opportunities under the Company’s cash incentive bonus program based on the achievement of certain performance targets established by the Board or the Nominating, Governance and Compensation Committee. Please see “Narrative Disclosure to Summary Compensation Table—Base Salary” and “Narrative Disclosure to Summary Compensation Table—Quarterly Cash Incentive Bonus Program” above for a discussion of our Named Executive Officers’ base salaries and the Company’s cash incentive bonus program, respectively. In addition, pursuant to the Employment Agreements, our Named Executive Officers are eligible to receive annual equity compensation awards pursuant to the Stock Plan on such terms and conditions as determined by the Board or a committee thereof. While employed under the Employment Agreements, the executives are eligible for certain additional benefits, including reimbursement of reasonable business expenses, paid vacation, and participation in the Company’s benefit plans or programs.

The Employment Agreements provide for certain severance benefits upon a resignation by the applicable executive for “good reason” or upon a termination by the Employer without “cause.” Please see the section entitled “Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control” below for more details regarding the severance benefits provided to our Named Executive Officers under the Employment Agreements.

The Employment Agreements also contain certain restrictive covenants, including provisions that create restrictions, with certain limitations, on our Named Executive Officers competing with the Company and its affiliates, soliciting any customers, or soliciting or hiring Company employees or inducing them to terminate their employment. These restrictions are generally intended to apply during the term of our Named Executive Officers’ employment with the Company and for the one-year period following termination of employment.

The Stock Plan

The Stock Plan is a long-term incentive plan pursuant to which awards, including stock options, stock appreciation rights, restricted stock, performance awards, restricted stock units, bonus stock, dividend equivalents, other stock-based awards and cash awards, may be granted to certain employees and other service providers of the Company and its subsidiaries. We provide grants of equity-based awards and long-term cash-based awards to our employees (including our Named Executive Officers) and our non-employee directors pursuant to our Stock Plan in order to align their interests with those of our stockholders.

On May 5, 2023, our stockholders approved an amendment to the Stock Plan, which includes (i) an increase of the number of shares of the Company’s common stock that may be issued under the Stock Plan by 2,000,000 shares, (ii) a prohibition on share recycling with respect to options and stock appreciation rights, (iii) a prohibition the payment of dividends on unvested awards for all equity award types, and (iv) a clarification that the vesting of time-based and performance-based equity awards will not be automatically accelerated in connection with a “Corporate Change” (as defined in the Stock Plan).

Transaction Bonuses

Our Named Executive Officers were previously granted cash awards, which vested upon the Nominating, Governance and Compensation Committee’s certification of the level of achievement of certain performance goals tied to a capital raise or refinancing transaction, subject to the continued service of each Named Executive Officer through the date of such certification. These awards vested in connection with the redemption of the Company’s 8.750% Senior Notes due 2023, amendment of the existing asset-based revolving credit facility and offering of 300,000 units, each completed in January 2023, and were paid on February 24, 2023. The cash award for each Named Executive Officer is as follows:

Named Executive Officer	Cash Awards
Ann G. Fox	$1,170,680
David Crombie	$724,985
Guy Sirkes	$548,547
Theodore R. Moore	$548,547

2022 Performance Cash Awards

On May 3, 2022, our Named Executive Officers, were granted performance-based cash awards, which vest upon the Nominating, Governance and Compensation Committee’s certification of the level of achievement of certain performance goals, based on relative total shareholder return, subject to the continued service of our Named Executive Officers through the date of such certification. The awards are divided into three equal tranches, each of which is eligible to vest over a one-year performance period such that the award would be fully vested after three years if all of the performance metrics are satisfied. Payout of the award ranges from 0% to 200% of the target value. The first tranche of these performance-based cash awards, representing approximately one-third of the total award, vested on May 3, 2023. The grant date target value of the full award, payout percentage and payment in respect of the 2022 Tranche I Performance Cash Award for each Named Executive Officer is as follows:

Named Executive Officer	Grant Date Target Value of 2022 Performance Cash Awards	Payout %	2023 Payment of 2022 Tranche I Performance Cash Awards
Ann G. Fox	$1,110,000	200%	$740,000
David Crombie	$500,000	200%	$333,334
Guy Sirkes	$400,000	200%	$266,668
Theodore R. Moore	$400,000	200%	$266,668

2023 Performance Cash Awards

On May 9, 2023, our Named Executive Officers were granted performance-based cash awards, which vest upon the Nominating, Governance and Compensation Committee’s certification of the level of achievement of certain performance goals, based on relative total shareholder return, subject to the continued service of our Named Executive Officers through the date of such certification. The awards are divided into three equal tranches, each of which is eligible to vest over a one-year performance period such that the award would be fully vested after three years if all of the performance metrics are satisfied. Payout of the award ranges from 0% to 200% of the target value. The grant date target value of the performance-based cash awards for each Named Executive Officer is as follows:

Named Executive Officer	Grant Date Target Value of 2023 Performance Cash Awards
Ann G. Fox	$1,100,000
David Crombie	$500,000
Guy Sirkes	$400,000
Theodore R. Moore	$400,000

2023 Restricted Stock Awards

In addition, on May 9, 2023, our Named Executive Officers, were granted time-based restricted stock awards, which vest in three substantially equal installments on each of the first three anniversaries of the grant date, subject to the continued service of the Named Executive Officer through each applicable vesting date.

Other Compensation Elements

We offer participation in broad-based retirement, health and welfare plans to all of our employees. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Code. Under the 401(k) plan, eligible employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. See “Additional Narrative Disclosure—Retirement Benefits” for more information. In addition, minimal perquisites have historically been provided to our Named Executive Officers, including, for Mr. Crombie, reimbursement for the lease of a vehicle.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table reflects information regarding outstanding equity and equity-based awards held by our Named Executive Officers as of December 31, 2023.

			Option Awards(1)				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Ann G. Fox	Restricted Stock	5/9/2023	—	—	—	—	127,100	340,628
	Restricted Stock	5/3/2022	—	—	—	—	86,000	230,480
	Restricted Stock	8/9/2021	—	—	—	—	98,396	263,701
	Stock Option	3/20/2017	31,235	—	31.18	3/20/2027	—	—
	Stock Option	7/15/2015	167,574	—	41.39	7/15/2025	—	—

David Crombie	Restricted Stock	5/9/2023	—	—	—	—	85,300	228,604
	Restricted Stock	5/3/2022	—	—	—	—	57,733	154,724
	Restricted Stock	8/9/2021	—	—	—	—	66,042	176,993
	Stock Option	3/20/2017	9,622	—	31.18	3/20/27	—	—

Guy Sirkes	Restricted Stock	5/9/2023	—	—	—	—	48,100	128,908
	Restricted Stock	5/3/2022	—	—	—	—	32,566	87,277
	Restricted Stock	8/9/2021	—	—	—	—	37,252	99,835

Theodore R. Moore	Restricted Stock	5/9/2023	—	—	—	—	47,200	126,496
	Restricted Stock	5/3/2022	—	—	—	—	31,966	85,669
	Restricted Stock	8/9/2021	—	—	—	—	36,559	97,978
	Stock Options	3/20/2017	8,017	—	31.18	3/20/27	—	—

(1)	Generally, the option awards reported in these columns vested in three equal installments on the first three anniversaries of the date of grant of such awards. All option awards are fully vested.

(2)

Generally, the restricted stock awards reported in these columns are subject to the applicable Named Executive Officer’s continued employment through each applicable vesting date and will vest in accordance with the following time-based vesting conditions: (i) the restricted stock awards granted on May 9, 2023 to our Named Executive Officers will vest in three equal installments on May 9 of each of 2024, 2025, and 2026, (ii) one-third of the restricted stock awards granted on May 3, 2022 to our Named Executive Officers vested on May 3, 2023 with the remaining two-thirds vesting in equal installments on May 3 of each of 2024 and 2025; (iii) one-third of the restricted stock awards granted on August 9, 2021 to our Named Executive Officers vested on August 9 of each of 2022 and 2023 with the remaining one-third vesting on August 9, 2024.

(3)

The amounts in this column were calculated by multiplying the applicable number of shares of restricted stock held by our Named Executive Officers by $2.68, the closing price of our common stock on the New York Stock Exchange on December 29, 2023.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Code where employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. Beginning January 1, 2023, the Company began providing matching contributions equal to 100% of elective deferrals up to 3% of eligible compensation and 50% of elective deferrals from 3% to a maximum of 5% of eligible compensation, subject to the applicable contribution limits. Matching contributions are immediately fully vested. We did not provide any matching contributions in the 2022 fiscal year.

Potential Payments upon Termination or Change in Control

The Employment Agreements provide for potential severance benefits in connection with certain terminations of employment. The Employment Agreements provide that, in the event a Named Executive Officer’s employment terminates by reason of his or her death or “disability” (as defined in “Additional Narrative Disclosure—Applicable Definitions” below), then, provided that the applicable executive (or, if applicable, his or her estate) timely executes and does not revoke a release in a form acceptable to the Employer and abides by the restrictive covenants included in his or her Employment Agreement, a prorated portion of the applicable executive’s outstanding equity-based awards will become immediately vested on the date of such termination (determined based on target performance for awards then subject to a performance condition). Outstanding stock options that have become vested as of the date of such termination (determined after giving effect to the foregoing sentence) will remain exercisable through the earlier of one year after the date of such termination or the original expiration date of such stock options.

The Employment Agreements also provide that, if a Named Executive Officer’s employment is terminated (i) by the Employer without “cause,” including upon the expiration of the then-existing initial term or renewal term, as applicable, as a result of the Employer’s non-renewal of the term of his or her Employment Agreement, or (ii) by the applicable executive for “good reason” (each, a “Qualifying Termination”), then, provided that the applicable executive timely executes and does not revoke a release in a form acceptable to the Employer and abides by the restrictive covenants included in his or her Employment Agreement, the applicable executive will be eligible to receive:

•

a severance payment, payable in 12 substantially equal installments, in an aggregate amount equal to (i) two in the case of Ms. Fox, one and one-half in the case of Mr. Crombie and one in the case of Messrs. Sirkes and Moore (in each case, the “Severance Multiple”) multiplied by (ii) the sum of: (x) the applicable executive’s base salary for the year in which such termination occurs and (y) the applicable executive’s then-current target annual bonus;

•	a prorated annual bonus for the year in which such Qualifying Termination occurs, subject to achievement of the applicable performance criteria;

•

if the applicable executive elects COBRA continuation coverage, monthly reimbursement for the amount paid by the applicable executive to continue such coverage for up to 18 months following the date of such Qualifying Termination; and

•

accelerated vesting of all outstanding time-based equity awards held by the applicable executive on the date of such Qualifying Termination; provided, however, that equity awards subject to performance requirements will not accelerate and will remain outstanding and eligible to vest subject to the terms and conditions set forth in the applicable award agreement (outstanding stock options that have become vested as of the date of such Qualifying Termination (after giving effect to the foregoing) will remain exercisable through the earlier of the date that is one year after the date of such termination or the original expiration date of such stock options).

In the event a Named Executive Officer experiences a Qualifying Termination or his or her employment terminates by reason of his or her death or disability, in each case, within the 24-month period immediately following a “corporate change” (as defined in the Stock Plan), then the applicable executive will be eligible to receive the payments and benefits described above, except that: (i) the applicable executive’s Severance Multiple will be increased from two to three in the case of Ms. Fox, from one and one-half to two and one-half in the case of Mr. Crombie and from one to two in the case of Messrs. Sirkes and Moore; and (ii) all outstanding equity awards held by the applicable executive on the date of such Qualifying Termination will become immediately fully vested (determined based on target performance for awards then subject to performance requirements). Outstanding stock options that have become vested as of the date of such termination (determined after giving effect to the foregoing sentence) will remain exercisable through the earlier of one year after the date of such termination or the original expiration date of such stock options.

Applicable Definitions

The Employment Agreements provide that “cause” generally means that the applicable executive has: (i) engaged in gross negligence or willful misconduct in the performance of his or her duties; (ii) willfully breached any material provision of his or her Employment Agreement, any other written agreement between the Company and the applicable executive or any of the Company’s corporate policies or codes of conduct; (iii) willfully engaged in conduct that is injurious to the Company; or (iv) committed or been convicted of, pleaded no contest to or received deferred adjudication with respect to a felony or any crime or misdemeanor involving fraud, dishonesty or moral turpitude that results in material harm to the Company. In addition, the Employment Agreements provide that certain notice and cure provisions must be satisfied in order for a termination of employment for cause to be effective.

The Employment Agreements provide that “good reason” generally means: (i) a material diminution in the applicable executive’s base salary, other than as part of a decrease of up to 10% of the base salaries of all executive officers; (ii) the involuntary relocation of the applicable executive’s principal place of employment by more than 75 miles from his or her principal place of employment as of the effective date of his or her Employment Agreement; (iii) a material diminution in the applicable executive’s authority, duties or responsibilities, including a removal of the executive from the positions set forth in his or her Employment Agreement; (iv) the assignment of duties or responsibilities that are materially inconsistent with the authority, duties or responsibilities of the applicable executive’s responsibilities as set forth in his or her Employment Agreement; or (v) in the case of Ms. Fox, the Company’s failure to nominate her for re-election to the Board and to use reasonable efforts to have her re-elected in connection with any election of directors upon the expiration of Ms. Fox’s then-current term on the Board. In addition, the Employment Agreements provide that certain notice and cure provisions must be satisfied in order for a termination of employment for good reason to be effective.

Generally, a disability will exist under the Employment Agreements if the applicable executive is unable to perform his or her duties or fulfill his or her obligations under the applicable executive’s Employment Agreement by reason of any physical or mental impairment for a continuous period of not less than three months.

The Stock Plan generally provides that a “corporate change” will occur if: (i) the Company is not the surviving entity in any merger, consolidation or other business combination or reorganization (or survives only as a subsidiary); (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange substantially all of its assets to any other person or entity; (iii) the Company is to be dissolved and liquidated; (iv) any person or entity acquires or gains ownership or control (including, voting power) of more than 50% of the outstanding shares of the Company’s voting stock; or (v) as a result of or in connection with a contested election of directors of the Company, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

Director Compensation

We maintain compensation guidelines for our non-employee directors (the “Non-Employee Director Compensation Guidelines”). Under the Non-Employee Director Compensation Guidelines, our non-employee directors are generally eligible to receive compensation for services they provide to us consisting of retainers and equity compensation as described below.

Each non-employee director is eligible to receive the following for their service on the Board pursuant to the Non-Employee Director Compensation Guidelines:

•	A quarterly retainer of $17,500 for the first quarter of 2023 and $18,750 for the remainder of 2023;

•	An additional quarterly retainer of $7,500 for the Chairman of the Board;

•	An additional quarterly retainer of $3,750 for the first quarter of 2023 and $5,000 for the remainder of 2023 for the non-employee director serving as the Chairman of the Audit Committee;

•

An additional quarterly retainer of $3,125 for the first quarter of 2023 and $3,750 for the remainder of 2023 for the non-employee director serving as Chairman of the Nominating, Governance and Compensation Committee; and

•

An additional quarterly retainer of $1,250 for the first quarter of 2023 and $1,875 for the remainder of 2023 per committee for each non-employee director serving on the Audit Committee and the Nominating, Governance and Compensation Committee not in the role of Chairman.

In addition to cash compensation, our non-employee directors are eligible to receive annual equity-based compensation consisting of restricted stock awards under the Stock Plan. The grant date fair value of the restricted stock awards granted to our non-employee directors in May 2023 pursuant to the Stock Plan, as computed in accordance with FASB ASC Topic 718, is reflected in the table below. Generally, the forfeiture restrictions applicable to the restricted stock awards lapse on the one-year anniversary of the date of grant of such awards. The restricted stock awards granted to our non-employee directors are subject to the terms and conditions of the Stock Plan and the award agreements pursuant to which such awards are granted. Each non-employee director is also reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees.

On May 3, 2022, the non-employee members of the Board were granted cash awards in the following amounts, which vested on May 3, 2023: Mr. Danner – $128,404 and Messrs. D. Baldwin, M. Baldwin, Harrell, Schwinger, Thomas, Waite and Willis – $85,605. As these awards vested and were paid during 2023, they are reflected the table below.

Additionally, on May 9, 2023, our non-employee directors received cash grants in an amount equal to the difference between the grant date value of the restricted stock award granted to such director and the grant date value of the restricted stock award under our non-employee director compensation guidelines, which will vest on May 9, 2024, subject to each non-employee director’s continued service on the board through the vesting date, as follows: Mr. Danner – $123,313; Messrs. D. Baldwin, M. Baldwin, Harrell, Schwinger, Thomas, Waite and Willis – $82,201. As these grants have not yet vested, they are not reflected the table below.

Ms. Fox, as an employee of the Company, does not receive compensation for her service on the Board.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Total ($)
Ernie L. Danner	232,154	26,687	258,841
David C. Baldwin(4)	121,855	17,799	139,654
Mark E. Baldwin	178,105	17,799	195,904
Curtis F. Harrell	173,105	17,799	190,904
Scott E. Schwinger	173,730	17,799	191,529
Gary L. Thomas	173,105	17,799	190,904
Andrew L. Waite	159,355	17,799	177,154
Darryl K. Willis	173,105	17,799	190,904

(1)

Amounts reported in this column reflect annual cash retainer amounts received by our non-employee directors for service on the Board. As described above, our directors received quarterly retainer payments of $17,500 for the first quarter of 2023 and $18,750 for the second, third and fourth quarters of 2023. In addition, Mr. Danner received an additional quarterly retainer of $7,500 for his service as Chairman of the Board for all four quarters of 2023. Mr. M. Baldwin received an additional quarterly retainer of $3,750 for his service as Chairman of the Audit Committee for the first quarter of 2023 and $5,000 for the second, third and fourth quarters of 2023. Mr. Schwinger received an additional quarterly retainer of $3,125 for his service as Chairman of the Nominating, Governance and Compensation Committee for the first quarter of 2023 and $3,750 for the second, third and fourth quarters of 2023. Finally, non-employee directors serving on the Audit Committee and the Nominating, Governance and Compensation Committee not in the role of Chairman received an additional quarterly retainer of $1,250 per committee for the first quarter of 2023 and $1,875 for the second, third and fourth quarters of 2023.

(2)
On May 3, 2022, the non-employee members of the Board were granted cash awards in the following amounts, which vested on May 3, 2023: Mr. Danner – $128,404 and Messrs. D. Baldwin, M. Baldwin, Harrell, Schwinger, Thomas, Waite and Willis – $85,605. These amounts are reflected in the column “Fees Earned or Paid in Cash” above. Additionally, on May 9, 2023, each non-employee member of the Board was granted a cash award in an amount equal to the difference between the grant date value of the restricted stock award granted to such director and the grant date value of the restricted stock award under our non-employee director compensation guidelines. These awards will vest on May 9, 2024, subject to continued Board service through such date, and are not reflected in the column “Fees Earned or Paid in Cash” above.

(3)
On May 9, 2023, each non-employee member of the Board received a restricted stock award. Messrs. D. Baldwin, M. Baldwin, Harrell, Schwinger, Thomas, Waite, and Willis each received 5,071 shares and Mr. Danner received 7,603 shares. All restricted stock awards vest on May 9, 2024. The amounts reflected in the “Stock Awards” column represent the grant date fair value of restricted stock awards granted to our non-employee directors in May 2023 pursuant to the Stock Plan, as computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for additional detail regarding assumption underlying the value of these awards.

(4)	Effective as of August 3, 2023, Mr. D. Baldwin resigned as a non-employee member of the Board.
Pay Versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our NEOs for the fiscal years ended on December 31, 2022 and December 31, 2023, in accordance with the SEC disclosure requirements for a smaller reporting company as set forth in Item 402(v)(8) of Regulation S-K. The dollar amounts presented as compensation actually paid in the Pay Versus Performance Table do not reflect the actual amount of compensation earned by or paid to the Company’s PEO and NEOs during the applicable fiscal year.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)		Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3)(2)		Value of Initial Fixed $100 Investment Based On	Net Income (5)
							Total Shareholder Return (4)
2023	$3,362,060	$(1,077,996	) (6)	$1,731,090	$(370,360	) (6)	$268	$(32,213,000)
2022	$2,022,259	$7,660,051	(7)	$1,121,278	$3,785,758	(7)	$1,453	$14,393,000

(1)	The name of the Principal Executive Officer of the Company (“PEO”) reflected in these columns for each of the applicable fiscal years is Ann G. Fox.

(2)
In calculating the “compensation actually paid” amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.

(3)	The names of each of the non-PEO NEOs reflected in these columns for 2022 and 2023 are David Crombie, Theodore R. Moore and Guy Sirkes.

(4)
The Company total shareholder return (“TSR”) reflected in this column for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.

(5)	Represents the amount of net income reflected in the Company’s audited GAAP financial statements for each applicable fiscal year.

(6)
For fiscal year 2023, the “compensation actually paid” to the PEO and the “average compensation actually paid” to the non-PEO NEOs reflected each of the following adjustments made to the total compensation amount reported in the Summary Compensation Table for fiscal 2023, computed in accordance with Item 402(v) of Regulation S-K:

	Fiscal Year 2023 PEO	Fiscal Year 2023 Average Non- PEO NEOs
Total Compensation Reported in 2023 Summary Compensation Table	$3,362,060	$1,731,090
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2023 Summary Compensation Table	$(446,121)	$(211,302)
Plus, Year-End Fair Value of Awards Granted in 2023 that are Outstanding and Unvested	$340,628	$161,336
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	$(2,185,093)	$(1,035,366)
Plus, Vesting Date Fair Value of Awards Granted in 2023 that Vested in 2023	—	—
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2023 (From Prior Year-End to Vesting Date)	$(2,149,470)	$(1,016,118)
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2023	—	—
Plus, Dollar Value of Dividends, Dividend Equivalents or other Earnings Paid on Stock & Option Awards in 2023 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2023)	—	—
Total Adjustments	$(4,440,056)	$(2,101,450)
Compensation Actually Paid for the Covered Fiscal Year	$(1,077,996)	$(370,360)

(7)
For fiscal year 2022, the “compensation actually paid” to the PEO and the “average compensation actually paid” to the non-PEO NEOs reflected each of the following adjustments made to the total compensation amount reported in the Summary Compensation Table for fiscal 2022, computed in accordance with Item 402(v) of Regulation S-K:

	Fiscal Year 2022 PEO	Fiscal Year 2022 Average Non-PEO NEOs
Total Compensation Reported in 2022 Summary Compensation Table	$2,022,259	$1,121,278
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2022 Summary Compensation Table	$(361,200)	$(171,173)
Plus, Year-End Fair Value of Awards Granted in 2022 that are Outstanding and Unvested	$1,874,370	$888,267
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	$3,747,932	$1,772,223
Plus, Vesting Date Fair Value of Awards Granted in 2022 that Vested in 2022	—	—
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2022 (From Prior Year-End to Vesting Date)	$376,690	$175,163
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2022	—	—
Plus, Dollar Value of Dividends, Dividend Equivalents or other Earnings Paid on Stock & Option Awards in 2022 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2022)	—	—
Total Adjustments	$5,637,792	$2,664,480
Compensation Actually Paid for the Covered Fiscal Year	$7,660,051	$3,785,758

Pay versus Performance Comparative Disclosure
In accordance with Item 402(v)(5) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the table above.
Compensation Actually Paid and Company TSR
The Compensation Actually Paid vs. TSR graph below depicts the amount of “compensation actually paid” to our PEO and the average amount of “compensation actually paid” to our Non-PEO NEOs over the two years from fiscal year 2022 through fiscal year 2023. As demonstrated by the graph, the amount of “compensation actually paid” to the PEO and the average amount of “compensation actually paid” to the non-PEO NEOs is generally aligned with the Company’s TSR over the two years presented in the table. As reflected in the graph below, the Company’s TSR and the amount of “compensation actually paid” to the PEO and the average amount of “compensation actually paid” to the non-PEO NEOs declined significantly in fiscal year 2023, primarily due to a steep increase in the Company’s stock price in fiscal year 2022 followed by a steep decrease in the Company’s stock price in fiscal year 2023.

Compensation Actually Paid and Net Income
The Compensation Actually Paid vs. Net Income graph below depicts the amount of “compensation actually paid” to our PEO and the average amount of “compensation actually paid” to our Non-PEO NEOs over the two years from fiscal year 2022 through fiscal year 2023. As demonstrated by the graph, the amount of “compensation actually paid” to the PEO and the average amount of “compensation actually paid” to the non-PEO NEOs is generally aligned with the Company’s net income over the two years presented in the table. As discussed above, the “compensation actually paid” to our NEOs increased in fiscal year 2022 and declined in fiscal year 2023, which was primarily due to a steep increase in the Company’s stock price in 2022 followed by a steep decrease in the Company’s stock price in fiscal year 2023.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our equity compensation plans as of December 31, 2023:

	(a)	(b)		(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(2)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders	535,491	$	34.51	1,620,525
Equity compensation plans not approved by security holders	—	$	—	—
Total	535,491	$	34.51	1,620,525

(1)	This column reflects all shares of common stock subject to outstanding options and restricted stock units, in each case, granted under the Stock Plan as of December 31, 2023.

(2)

The weighted average exercise price reflected in this column is calculated based solely on the exercise prices of outstanding options. The outstanding restricted stock reflected in column (a) are not reflected in this column as they do not have an exercise price.

(3)

This column reflects the total number of shares of common stock remaining available for issuance under the Stock Plan as of December 31, 2023, excluding the shares subject to outstanding awards reflected in column (a).

Our only equity compensation plan is the Stock Plan, which was approved by our stockholders prior to our initial public offering. A detailed description of the terms of the Stock Plan is available in the Company’s Amendment No. 6 to Registration Statement on Form S-1 (File No. 333-217601), filed by the Company with the SEC on January 9, 2018, under the heading “Executive Compensation—Amended and Restated 2011 Stock Incentive Plan,” the Company’s Current Report on Form 8-K, filed by the Company with the SEC on May 6, 2021, under the heading “Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers,” and the Company’s Current Report on Form 8-K, filed by the Company with the SEC on May 8, 2023, under the heading “Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written related person transactions policy, under which a “Related Person Transaction” is defined pursuant to Item 404 of Regulation S-K. Pursuant to this policy, the Audit Committee expects to review all material facts of all Related Person Transactions and either approve or disapprove entry into the Related Person Transaction, subject to certain limited exceptions.

In determining whether to approve or disapprove entry into a Related Person Transaction, the Audit Committee expects to take into account, among other factors, the following: (i) whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Person Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

The Company leases office space, yard facilities, and equipment and purchases building maintenance and repair services from entities owned by David Crombie, an executive officer of the Company. Total lease expense and building maintenance and repair expense associated with these entities was $1.3 million for both the years ended December 31, 2023 and 2022. The Company also purchased $2.9 million and $2.6 million of products and services for the years ended December 31, 2023 and 2022, respectively, from an entity in which Mr. Crombie is a limited partner. There were outstanding payables due to these entities of $0.2 million and $0.1 million at December 31, 2023 and 2022, respectively.

In addition, the Company completed leasing office space in Corpus Christi, Texas at the end of 2023 and previously leased office space in Midland, Texas from an entity (the “Leasing Entity”) affiliated with Warren Lynn Frazier, who is a 5% Stockholder. From the third quarter of 2020 through mid-2022, another entity affiliated with Mr. Frazier sub-leased a portion of such space in Corpus Christi, Texas from the Company. Total rental expense associated with these office spaces, net of sub-leasing income, was $1.2 million and $1.6 million for the years ended December 31, 2023 and 2022, respectively. There were no net outstanding payables due to the Leasing Entity at December 31, 2023 and $0.1 million at December 31, 2022.

On June 30, 2020, the Company issued promissory notes with an aggregated principal amount of $2.3 million (the “Magnum Promissory Notes”) to the sellers of Magnum Oil Tools International, LTD, Magnum Oil Tools GP, LLC, and Magnum Oil Tools Canada Ltd., including Warren Lynn Frazier, who is a 5% Stockholder. The Magnum Promissory Notes bear interest at a rate of 6.0% per annum. At December 31, 2023, there was no outstanding principal balance payable to Mr. Frazier as the balance payable to Mr. Frazier of $1.1 million at December 31, 2021 was paid during 2022. For additional information regarding the Magnum Promissory Notes, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The Company provides products and rentals to National Energy Reunited Corp. (“NESR”), where Andrew L. Waite, one of the Company’s directors, serves as a director. The Company billed NESR $1.5 million and $0.8 million for the years ended December 31, 2023 and 2022, respectively. During the fourth quarter of 2019, the Company sold coiled tubing equipment for $5.9 million to NESR with payments due in 24 monthly equal installments on January 31, 2020. Total outstanding receivables due to the Company from NESR were $0.4 million and $0.2 million at December 31, 2023 and 2022, respectively.

Ann G. Fox, President and Chief Executive Officer and a director of the Company, is a director of Devon Energy Corporation (“Devon”). The Company generated revenue from Devon of $3.0 million and $2.2 million for the years ended December 31, 2023 and 2022, respectively. There were outstanding receivables due from Devon of $0.7 million and $0.5 million at December 31, 2023 and 2022, respectively.

EXPENSES OF SOLICITATION

The accompanying proxy is solicited by and on behalf of the Board, and the cost of such solicitation will be borne by the Company, including the cost of the preparation, assembly, printing, mailing and posting of the Proxy Materials and any additional information furnished to our stockholders in connection with the Annual Meeting. Broadridge Financial Solutions (“Broadridge”) will distribute proxy materials to beneficial owners of common stock held on the record date by such persons on behalf of banks, brokers and other nominees. AST Financial will distribute proxy materials to registered shareholders and will also provide voting and tabulation services for the Annual Meeting. We also have retained D.F. King & Co., Inc. (“D.F. King”) to aid in the distribution of Proxy Materials. D.F. King may also solicit proxies by personal interview, mail, telephone and electronic communication. For these services, we will pay D.F. King a fee of approximately $9,500 and reimburse it for certain expenses. Solicitations also may be made by personal interview, mail, telephone, and electronic communications by directors, officers, and other employees of the Company. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith.

OTHER MATTERS

As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF STOCKHOLDERS

To be considered for inclusion in the proxy statement and proxy card for the 2025 Annual Meeting of Stockholders of the Company (the “2025 Annual Meeting”), proposals of stockholders must be submitted in writing to the Company’s Secretary, at the address of our principal executive offices (see page 1 of this Proxy Statement), and must contain the information required by, and otherwise comply with, Rule 14a-8 under the Exchange Act. Generally, such proposals are due 120 days before the anniversary of the date we release our proxy materials for the prior year; however, if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. We currently expect to hold the 2025 Annual Meeting within 30 days of May 3, 2025. Therefore, we have determined that Rule 14a-8 shareholder proposals must be received by the Company at its principal executive offices no later than November 15, 2024 unless otherwise announced by the Company prior to the 2025 Annual Meeting. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

In addition, our Bylaws contain advance notice procedures applicable to stockholders desiring to nominate a person as a director or propose business to be considered by stockholders at an annual meeting of stockholders, other than pursuant to Rule 14a-8 under the Exchange Act. These advance notice provisions require that, among other things, stockholders give timely written notice to the Company’s Secretary regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in our Bylaws. To be timely, a stockholder who intends to present nominations or proposals at the 2025 Annual Meeting other than pursuant to Rule 14a-8 must provide the information set forth in our Bylaws to the Company’s Secretary no earlier than the close of business January 3, 2025 and no later than the close of business February 2, 2025. However, if we hold the 2025 Annual Meeting more than 30 days before or after the anniversary of this Annual Meeting date, then the information must be received not earlier than the close of business on the 120th day prior to the 2025 Annual Meeting date and not later than the close of business of (i) the 90th day prior to the 2025 Annual Meeting date or (ii) the tenth day after public disclosure of the 2025 Annual Meeting date, whichever is later. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must satisfy the requirements set forth in Rule 14a-19 of the Exchange Act, including providing notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act. Such notice must be postmarked or transmitted electronically to the Company at its principal executive office no later March 4, 2025 (assuming the date of the 2025 Annual Meeting has not been changed by more than 30 days from the anniversary date of this Annual Meeting). If the date of the 2025 Annual Meeting is changed by more than 30 days from the anniversary date of this Annual Meeting, then notice must be provided by the later of 60 days prior to the date of the 2025 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2025 Annual Meeting of shareholders is first made by the Company.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements set forth in our Bylaws and the applicable rules and regulations of the SEC.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

We are providing our notice of the Annual Meeting (the “Notice”), access to this Proxy Statement and our annual report to security holders for the year ended December 31, 2023 (the “2023 Annual Report”) via the “Notice and Access” method. For those stockholders who request paper copies of the foregoing documents and share the same last name and address, they may receive one copy of the Notice, Proxy Statement and 2023 Annual Report, unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Each street name stockholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

If you would like an additional copy of the 2023 Annual Report or this Proxy Statement, these documents are available in digital form for download or review by visiting our website at https://investor.nineenergyservice.com. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to Investor Relations, Nine Energy Service, Inc., 2001 Kirby Drive, Suite 200, Houston, Texas 77019, or by calling 281-730-5113. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact us by mail at Investor Relations, Nine Energy Service, Inc., 2001 Kirby Drive, Suite 200, Houston, Texas 77019, or by calling 281-730-5113.

ANNUAL MEETING OF STOCKHOLDERS OF

NINE ENERGY SERVICE, INC.

May 3, 2024

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

20330304000000001000 4 050324

1. Election of Class III Directors

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF 691181-005 NINE 06Mar24 22:51 ENERGY Page 47 SERVICE, INC. May 3, 2024 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. COMPANY NUMBER MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON—You may vote your shares in person by attending ACCOUNT NUMBER the Annual Meeting. GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at—https://investor.nineenergyservice.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330304000000001000 4 050324 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THESE NOMINEES FOR DIRECTOR IN PROPOSAL 1, A VOTE “FOR” PROPOSAL 2, A VOTE “FOR” PROPOSAL 3 AND FOR “1 YEAR” ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Class III Directors FOR AGAINST ABSTAIN 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company NOMINEES: for the fiscal year ending December 31, 2024 FOR ALL NOMINEES O Mark E. Baldwin FOR AGAINST ABSTAIN O Ernie L. Danner 3. Approval, on an advisory basis, of the compensation of our named WITHHOLD AUTHORITY O Ann G. Fox executive officers FOR ALL NOMINEES FOR ALL EXCEPT 1 YEAR 2 YEARS 3 YEARS ABSTAIN (See instructions below) 4. Approval, on an advisory basis, of the frequency of future say-on-pay advisory votes This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in the manner recommended by the Board of Directors as stated herein as appropriate. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” before the Annual Meeting or any adjournment or postponement thereof. and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. To indicate change your the new address address on your in the account, address please space check above the . Please box at note right and that changes this method to the . registered name(s) on the account may not be submitted via Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such sign .exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give full .

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ———————— 0 NINE ENERGY SERVICE, INC. Proxy for Annual Meeting of Stockholders on May 3, 2024 This Proxy is Solicited on Behalf of the Board of Directors. The undersigned hereby appoints Ann G. Fox and Theodore R. Moore, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Nine Energy Service, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. (Continued and to be signed on the reverse side)